Exhibit 35.5

Agreement: See Schedule of Agreements

Dated:          See Attached Schedule

ANNUAL STATEMENT AS TO COMPLIANCE

In accordance with the applicable section in each of the Pooling and Servicing Agreements specified:

i.	a review of the activities of the Servicer during the year ended December 31, 2018 and of performance under this Agreement has been made under such officers’ supervision; and

ii.

to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled in all material respects all of its obligations and no default has occurred under this Agreement throughout such year.

February 26, 2019

/s/ Timothy J. O’ Brien
Timothy J. O’ Brien
Chief Executive Officer
Select Portfolio Servicing, Inc.

3217 S. Decker Lake Drive I Salt Lake City, Utah 84119 I web: www.spservicing.com

Schedule of Agreements

Assignment, Assumption and Recognition Agreement for the Sequoia Mortgage Trust 2012-1, among Redwood Residential Acquisition Corporation (the “Assignor”), Sequoia Residential Funding, Inc. (the “Depositor”), Select Portfolio Servicing, Inc., (the “Servicer”), DLJ Mortgage Capital, Inc. (the “Servicing Rights Purchaser”) and U.S. Bank National Association, as trustee, servicing under the Flow Mortgage Loan Servicing Rights Sale and Servicing Agreement Among Select Portfolio Servicing, Inc., as Servicer, DLJ Mortgage Capital, Inc., as Servicing Rights Purchaser, and Redwood Residential Acquisition Corporation, as Owner, 1/27/2012